QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2005 on an actual and a pro forma basis. Pro forma cash and cash equivalents and the pro forma capitalization are presented to reflect expected costs of this offering to be paid in cash by the Company. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, unaudited pro forma financial information and related notes and other financial information included in or incorporated by reference in this prospectus.

	As of December 31, 2005
	Actual	Adjustments		Pro Forma
	(in millions)
Cash and cash equivalents:	$21.0		$(1.2)	$19.8

Senior debt:
Senior secured credit facility — revolver due 2010	$5.0	$		$5.0
Senior secured credit facility — term B loan due 2012	185.0			185.0
European credit and overdraft facilities	1.3			1.3
Capital lease obligations	3.5			3.5

Total senior debt	194.8			194.8
Other debt:
6.75% senior subordinated notes due 2015	225.0			225.0

Total other debt	225.0			225.0

Total debt	419.8			419.8
Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares authorized, no shares issued and outstanding	—			—
Common stock, $0.01 par value, 200.0 shares authorized, 94.1 shares issued and outstanding	0.9			0.9
Additional paid-in capital	455.0			455.0
Accumulated deficit	(222.5)		(1.2)	(223.7)
Accumulated other comprehensive (loss)	(7.3)			(7.3)

	226.1		(1.2)	224.9
Less: Treasury stock, at cost, 1.5 shares	(15.4)			(15.4)

Total stockholders' equity (deficit)	210.7		(1.2)	209.5

Total capitalization	$630.5		$(1.2)	$629.3

QuickLinks

  Exhibit 99.1
CAPITALIZATION